[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S/A
                RESULTS FOR THE THIRD QUARTER OF 2002 IN US GAAP

The company's operational and financial information is presented, except where otherwise indicated, on a consolidated basis in United States dollars (US$) in accordance with US GAAP. In order to better understand the Company's operating performance, we are also presenting at the end of this release certain information in accordance with the Brazilian Corporate Law ("Brazilian GAAP").

Sao Jose dos Campos, November 13, 2002 - Embraer (BOVESPA: EMBR3, EMBR4) (NYSE:
ERJ), one of the leading commercial aircraft manufacturers in the world, registered in the first nine months of 2002 net sales of US$ 1,727.6 million, EBITDA of US$ 367.8 million and net income of US$ 145.2 million, equivalent to diluted earnings per ADS of US$ 0.8599. The order backlog totaled US$ 22.6 billion, US$ 9.6 billion in firm orders and US$ 13.0 million in options.


3rd Quarter Highlights

     o Net sales for the 3rd Quarter of 2002 (3Q02) were US$ 580.6 million, 1.5% lower than the sales of US$ 589.7 million in the 2nd quarter of 2002 (2Q02).

     o EBITDA - Income from operations plus depreciation and amortization in 3Q02 were US$ 125.2 million, 6.6% lower than the US$ 134.1 million in 2Q02. The EBITDA margin in 3Q02 was 21.6%, compared with 22.7% in 2Q02.

     o Net income in 3Q02 was US$ 40.6 million, equivalent to diluted earnings per ADS of US$ 0.2340.

     o A total of 30 jets were delivered in the 3rd quarter: 28 jets to the commercial market and 2 Legacy.

     o On July 24, 2002, Embraer delivered the first three aircraft to the Brazilian Air Force that will be used in the Amazon Surveillance System (SIVAM). This delivery was comprised of two EMB 145 SA (AEW&C - Airborne Early Warning and Control) and one EMB 145 RS - Remote Sensing. In total, the Brazilian Air Force is expected to receive eight aircraft up to the third quarter of 2003, including five EMB145 SA and three EMB 145 RS.

     o On July 5, 2002 and on August 30, 2002, the Legacy business jet was granted certification from the European Joint Aviation Authorities
          (JAA) and from the US Federal Aviation Administration (FAA).

     o On September 3, 2002, the ERJ 145 XR, an extra long-range version of the ERJ 145 family, was granted certification from the Brazilian Centro Tecnico Aerospacial (CTA). This new version received certification from the FAA on October 22, 2002.

     o On September 11, 2002, Embraer was selected, for the second consecutive year, to be a part of the Dow Jones Sustainability Index
          (DJSI). The Dow Jones Global Index is composed of the 2,500 largest companies, which are ranked based on their social, environmental and economic performance. Embraer was one of the 310 companies selected and was named the global leader in the aerospace sector.

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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The consolidated financial statements have been prepared in accordance with US
GAAP, which differs significantly in certain respects from the Brazilian accounting principles applied by the Company in its statutory financial statements prepared in accordance with Brazilian corporate legislation ("Brazilian corporate law").

In previous years, as permitted, the Company presented its consolidated financial statements in accordance with generally accepted accounting principles in Brazil ("Brazilian GAAP"), stated in Brazilian reais (R$), using the price-level accounting methodology prescribed by the Brazilian Federal Accountancy Council, which differs in certain respects from US GAAP and Brazilian corporate law. Previously, amounts of net income and shareholders' equity under Brazilian GAAP were reconciled to those that would have been reported under US GAAP.

Starting January 1, 2001, the Company began presenting its consolidated financial statements in accordance with US GAAP, stated in U.S. dollars (US$), as it believes that such a presentation is more meaningful to the public. The Company exports more than 97% of its products and operates in an industry that uses the U.S. dollar as its primary currency of reference. The Board of Directors and management have historically considered the U.S. dollar as the Company's functional currency. Accordingly, the Company's management has concluded that the Company's functional currency is and will continue to be the U.S. dollar.

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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The following is a comparative analysis of the selected financial data of
Embraer's consolidated statement of income for the three months ending June 30, 2002 (2Q02), for the three months ending September 30, 2001 and 2002 (3Q01 and 3Q02) and for the nine months ending September 30, 2001 and 2002 (9M01 and
9M02).

Please note that effective January 01, 2002, the Company changed the classification of certain items previously classified as Cost of Sales and Services and R&D. These expenses relate primarily to information technology, various kinds of support and training & education. The Company believes that such expenses are more appropriately classified as General & Administrative expenses and Other Net Operating Expenses. All previously reported amounts have been restated to reflect these reclassification. The effect was a reclassification of US$ 20.8 million from Cost of Sales and Services to SG&A for the first nine months of 2001 and US$ 7.2 million for the three months ended on September 30, 2001 and of US$ 5.9 million from R&D to Other Operating Expenses for the first nine months ended on September, 2001 and US$ 1.9 million for the three months ended on September, 2001. The effects of this reclassification did not impact net income or EBITDA.


        Income Statement                    Three months ended     Three months ended September 30    Nine months ended September 30
           Unaudited                           June 30, 2002              2001           2002            2001              2002
                                               In US$ millions, except % and earnings per ADS
Net Sales                                          589.7                 743.4           580.6          2,309.8           1,727.6
Gross Profit                                       231.4                 291.2           228.1            916.3             681.8
Gross Margin (%)                                    39.2                  39.2            39.3             39.7              39.5
Operating Expenses                                 (77.7)                (89.4)          (86.5)          (275.9)           (242.1)
Research and development                           (29.9)                (29.7)          (26.4)           (79.5)            (97.6)
Employee profit sharing                             (4.3)                  2.5            (4.2)           (22.9)            (15.0)
Income from operations                             119.5                 174.6           111.0            538.0             327.1
Operating margin (%)                                20.3                  23.5            19.1             23.3              18.9
Depreciation and Amortization                       14.6                  11.5            14.2             31.8              40.7
EBITDA                                             134.1                 186.1           125.2            569.8             367.8
EBITDA margin (%)                                   22.7                  25.0            21.6             24.7              21.3
Interest income, net                                18.1                  29.0            14.7             73.4              34.8
Financial transaction loss, net                    (58.8)                (92.6)          (19.8)          (191.8)            (79.9)
Other non-operating income (expense) net            (0.7)                 (0.3)           (0.3)            (4.0)             (0.9)
Income before income taxes                          78.1                 110.7           105.6            415.6             281.1
Provision for income taxes                         (41.0)                (55.2)          (64.7)          (180.8)           (135.1)
Minority interest                                   (0.3)                 (1.0)           (0.3)            (1.3)             (0.8)
Cumulative effect of accounting change                --                    --              --              5.4
Net income                                          36.8                  54.5            40.6            238.9             145.2
Net margin (%)                                       6.2                   7.3             7.0             10.3               8.4
Earnings per ADS - basic                          0.2142                0.3643          0.2356           1.6969            0.8671
Earnings per ADS - diluted                        0.2123                0.3641          0.2340           1.6017            0.8599

Net Sales, Cost of Sales & Services and Gross Margin
----------------------------------------------------

The net sales for 3Q02 totaled US$ 580.6 million, or 21.9% lower than the 3Q01 net sales of US$ 743.4 million. Net sales in the first nine months of 2002 totaled US$ 1,727.6 million, 25.2% lower than the US$ 2,309.8 million registered in the same period of 2001. The decrease in Embraer's net sales during the period is primarily a consequence of the reduction in aircraft deliveries to the regional market since September 2001.

28 jets were delivered to the regional market in 3Q02, of which 18 were ERJ 145 and 10 were ERJ 140. In addition to the deliveries to the regional market, one Executive Legacy aircraft was delivered to the corporate market and another to the government for transportation. 41 jets from the ERJ 135/140/145 family and one EMB 120 were delivered in 3Q01.

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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
---------------------------------------------------------------------------------------------------------------------
Deliveries                                                                                            Nine months of
By Sector                      3Q01          4Q01          1Q02         2Q02          3Q02           2001       2002
---------------------------------------------------------------------------------------------------------------------

Commercial
    ERJ 135                      7             2             1            -             -             25          1
    ERJ 145                     22            15            18           18            18             89         54
    ERJ 140                      8            14            10           10            10              8         30
    EMB 120                      1             -             -            -             -              2          -

Defense
    EMB 135                      4             2             -            -             -              5          -
    Legacy                       -             -             -            -             1              -          1
    EMB 145                      -             1             1            -             3              -          4

Corporate
    Legacy                       -             -             -            2             1              -          3
---------------------------------------------------------------------------------------------------------------------
Total                           42            34            30           30            33            129         93
---------------------------------------------------------------------------------------------------------------------

Net sales in 3Q02 were 1.5% lower than the net sales of US$ 589.7 million in 2Q02. 30 aircraft were delivered in 3Q02, the same number of aircraft as the quarter ending June 30, 2002.

In addition to the deliveries of jets, net sales include revenues from customer services & other related business and sales to the defense market. In 3Q02 the commercial aviation sector represented 83.4%, defense aviation 6.5%, corporate aviation 3.3% and customer services & other related business 6.8% of total net sales.

The 1.5% difference can be attributed to slightly different pricing composite in the commercial aviation, variations of defense and corporate sales related to the change in deliveries of Legacys and the effect of the Real devaluation on customer services and other related businesses sales made in Reais, in Brazil.

-----------------------------------------------------------------------------------------------------
       Net sales                Three months ended              Three months ended September 30,
       by sector                   June 30, 2002                2001                     2002
-----------------------------------------------------------------------------------------------------
                                  US$         %             US$         %             US$         %
Commercial Aviation              491.9       83.4          627.5       84.4          484.1       83.4
Defense Aviation                  15.9        2.7           31.4        4.2           37.9        6.5
Corporate Aviation                38.0        6.4           43.0        5.8           19.1        3.3
Customer Services
and other related business        43.9        7.4           41.5        5.6           39.5        6.8
-----------------------------------------------------------------------------------------------------
Total                            589.7      100.0          743.4      100.0          580.6      100.0
-----------------------------------------------------------------------------------------------------

Cost of sales and services was US$ 352.5 million in 3Q02, 22.0% below the US$
452.2 million recorded in the same quarter of the prior year. The gross margin was 39.3% in 3Q02, compared with 39.2% recorded in 3Q01.

In the first nine months of 2002, the gross profit was US$ 681.8 million, 25.6% lower than the US$ 916.3 million for the nine months ended September 30, 2001. The gross

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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margin for the nine months ended September 30, 2002 was slightly lower to 39.5%
from 39.7% in the same period of last year.

Administrative and Selling Expenses
-----------------------------------

Administrative and selling expenses were US$ 75.2 million in 3Q02, or 7.9% lower than the US$ 81.7 million recorded in 3Q01.

Selling expenses decreased 19.4% from US$ 55.2 million in 3Q01 to US$ 44.5 million in the same period of 2002. The reduction in selling expenses is related to the decrease in aircraft deliveries since September 2001, as these expenses also include the pre-sales and after-sales support for the ERJ 135/140/145 regional jet family. A provision for incurred but not yet reported (IBNR) losses for the financial guarantees provided by Embraer to its customers in the amount of US$ 3.4 million are also included in this line item. (See "recent events").

General & Administrative expenses in 3Q02 increased 15.9% from US$26.5 million in 3Q01 to US$30.8 million in 3Q02. The main variations were attributable to insurance (US$ 1.0 million) and third party services related to the Engineering Especialization Program (US$ 2.0 million).

Other Operating Expense, net
----------------------------

Embraer recorded other net operating expenses of US$ 11.4 million in 3Q02, in comparison to the US$ 7.7 million registered in 3Q01. In 3Q02, this amount includes pre-operating expenses of US$ 0.7 million related to the e-market place
- AEROChain(R), US$ 1.1 million attributed to the new Gaviao Peixoto Plant, US$
1.0 million attributed to expenses of discontinued programs and US$5.5 million related to Education, training and professional development. In 3Q01, this amount included US$ 1.9 million on Education, training and professional development and US$ 4.7 million in restructuring cost.

Research and Development (R&D)
------------------------------

In 3Q02 US$ 26.4 million was invested in the research and development of new products and in the maintenance and improvement of existing products, compared with US$ 29.7 million invested in 3Q01 and US$ 29.9 million in 2Q02. The largest portion of the R&D cost is denominated in R$, therefore the decrease in this expense is primarily related to the 36.9% devaluation of the Real against the US$ that occurred during this period. A positive impact of US$ 1.0 million, refers to the recognition as a reduction of expenses of the contribution from suppliers related to R&D, as the Company met certain project milestones related to the development of the Embraer 170 family.

Employee Profit Sharing
-----------------------

Employee Profit Sharing is subject to meeting operational goals established at the beginning of the year and is based on dividends distributions during the year to shareholders. Employee profit sharing totaled US$ 4.2 million in 3Q02.

Income from Operations
----------------------

In 3Q02 income from operations, including equity in income from affiliates and stock compensation expense, was US$ 111.0 million, which was lower than the income from operations of US$174.6 million for 3Q01, and lower than the income from operations of US$ 119.5 million for 2Q02. Embraer achieved operating margins of 19.1% in 3Q02, 23.5% in 3Q01 and 20.3% in 2Q02.

During the first nine months of 2002 income from operations totaled US$ 327.1 million, lower than the US$ 538.0 million for the equivalent period of 2001.

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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EBITDA
------

3Q02 EBITDA (net income from operations plus depreciation and amortization) was US$ 125.2 million, resulting in a margin of 21.6% on net sales compared with EBITDA of US$ 186.1 million and a margin of 25.0% in 3Q01. The EBITDA for the nine months ended September 30, 2002 was US$ 367.8 million, with a margin of 21.3%, compared with US$ 569.8 million and a margin of 24.7% in the equivalent period of 2001.

EBITDA in 3Q02 was 6.6% lower than the amount for 2Q02 of US$ 134.1 million, and the EBITDA margin was 110 basis points lower than the 22.7% margin in 2Q02.

Interest Income, net
--------------------

In 3Q02 Embraer recorded net interest income of US$ 14.7 million, as compared to US$ 29.0 million in 3Q01, which is a result of lower average balances of cash and cash equivalents since the events of September 11, 2001 (see "Financial Management").

Financial Transaction Loss, net
-------------------------------

Embraer uses the dollar as the functional currency for US GAAP, and the variations in this account refer mainly to the remeasurement of monetary assets and liabilities denominated in other currencies that are adjusted to the dollar at the end of each period. This remeasurement resulted in an expense of US$ 19.8 million in 3Q02 compared to an expense of US$ 92.6 million in 3Q01. This result is attributed to the devaluation of the real against the dollar in 3Q02, which was partially offset by the hedging operations that the company executed during this quarter.

Provision for Income Taxes
--------------------------

Income tax and social contribution tax are calculated based on income as determined under the Brazilian law method of accounting, adjusted for certain temporary differences arising from the adjustments to US GAAP. However certain adjustments to US GAAP, such as the adoption of the US dollar as the functional currency, result in permanent differences, which impact the computation of the effective tax rate.

In 3Q02, Embraer recorded a total provision of US$ 64.7 million for income tax and social contribution, which represents an effective tax rate according to US GAAP of 61.3%. Of this amount, US$ 19.8 million or 18.7% is primarily related to losses arising from the remeasurement of Real-denominated monetary assets and liabilities which are not deducted from income for purposes of calculating Brazilian tax.

In 3Q01, US$ 55.2 million was provisioned representing an effective rate of 49.9%.

Net Income
----------

Embraer's net income in 3Q02 of US$ 40.6 million (equivalent to US$ 0.2340 per diluted ADS) was lower than the net income of US$54.5 million in 3Q01. (equivalent to US$ 0.3641 per diluted ADS). Net income as a percentage of net sales in 3Q02 was 7.0%, compared with the 7.3% in 3Q01.

In the first nine months of 2002, net income was US$ 145.2 million, or 8.4% of net sales, while net income for the same period of 2001 was US$ 238.9 million, or 10.3% of net sales.

Financial Management

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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As of September 30, 2002 Embraer's cash and cash equivalents were US$ 760.1 million. On the same date indebtedness totaled US$ 542.9 million. Therefore the Company had a net cash position (cash and cash equivalents minus bank debt) of US$217.2 million.

--------------------------------------------------------------------------------
      Balance Sheet                  As of June 30,       As of September 30,
     And Other Data                      2002            2001           2002
--------------------------------------------------------------------------------
                                                In US$ million - unaudited
                                           US$            US$            US$
Cash and cash equivalents                  892.3          883.8          760.1
Trade accounts receivable                  174.7          716.7          245.3
Collateralized accounts receivable         310.9          313.8          311.0
Inventories                                991.7          938.2          946.3
Total assets                             3,345.4        3,524.2        3,367.5
Bank debt                                  532.6          755.3          542.9
Non recourse debt                          310.9          313.8          311.0
Total liabilities                        2,315.4        2,571.9        2,316.5
Net cash (debt)                            359.7          128.5          217.2
Shareholders' equity                     1,030.0          952.3        1,051.0
--------------------------------------------------------------------------------

Indebtedness
------------

During the last year the company extended its indebtedness profile and as a result of this extension, on September 30, 2002, 54.5% of Embraer's total indebtedness is long-term financing, compared with 40.5% at the end of 2Q02 and 31.7% on December 31,2001.

Embraer has decided to partially convert its Japanese yen and US dollar denominated debt to R$-related interbank interest rates (CDI). Therefore, out of the total US dollar and other currency indebtedness of US$ 520.0 million, 51.9%, or US$ 269.7 million is indexed in R$. When considering the effect of these hedges, out of the total company indebtedness of US$ 542.9 million, 46.1% or US$
250.3 million primarily refers to US$ borrowing with a weighted average cost of 5.0% per annum. The remaining US$ 292.6 million, equivalent to 53.9% of the total debt, is financed in Brazilian currency at an average weighted interest rate of 15.5% per annum, equivalent to 86.8% of the CDI.

Cash
----

Of the total cash and cash equivalents balance of US$ 760.1 million, 68.0% is comprised of investments in R$ and the remaining 32.0% primarily in US dollars. The Embraer cash investment strategy is based on prospects of future investments, which are mostly denominated in R$.

Accounts Receivable and Inventories
-----------------------------------

Since September 2001, Embraer has supported the delivery of aircraft to certain clients that were concluding their financing agreements. This support has caused our accounts receivables to be more volatile, compared to its historical track. On September 30, 2002, there was a balance of US$200.6 million in the short term in comparison to the US$133.3 million, as of June 30, 2002 and is related to six aircraft pending completion of their financing arrangements.

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Inventories decreased US$ 45.4 million between September 30 and June 30 of 2002.
This decrease was related to ERJ145 family inventory reductions, partially offset by the development of the EMBRAER 170, which currently has six prototypes carrying out the flight certification campaign.

Non-Recourse Debt & Collateralized Accounts Receivable
------------------------------------------------------

Some of Embraer's sales transactions are structured financings through which an Special Purpose Entity (SPE) purchases aircraft from Embraer, pays Embraer the full purchase price on delivery and then leases the related aircraft to the ultimate customer. The SPE is formed by a third party financial institution to facilitate their financing of an aircraft purchase and the credit risk and the management responsibility associated with the SPE remain with such financial institution. Under U.S. GAAP, sales transactions made through a SPE must be consolidated if the equity contribution of independent third parties is less than 3% of the fair value of the SPE's assets, as discussed in EITF 90-15. Some of the SPEs through which Embraer sells aircraft were formed without any equity contribution and, therefore, must be consolidated. Under Brazilian GAAP, since Embraer does not guarantee these transactions nor finance its customers, these SPEs are not consolidated in the company's financial statements.

The effect of consolidating these SPE's resulted in an additional amount of non-recourse debt in June 30, 2002 and September 30, 2002 of US$310.9 million and US$ 311.0 million, respectively, and an additional amount of collateralized accounts receivable in the same amounts. The impact on the consolidated statements of income and cash flows were not material as the terms of the underlying lease and the debt are substantially the same. The non-recourse debt is collateralized in favor of the financial institution by accounts receivable and by the financed aircraft.

Investments in Productivity

Productivity and Improvements in Industrial Capacity
----------------------------------------------------

During the first nine months of 2002, US$ 115.1 million was invested in improving the Company's industrial capacity, including improvements and modernization of industrial and engineering processes, machinery and equipment.

Supplementary Information according to Corporate Law (Brazilian GAAP)

Today Embraer also disclosed the 3Q02 results in accordance with corporate law method of accounting (Brazilian GAAP), which according to Brazilian legislation must be used as a basis for calculating the distribution of dividends and interest on equity, income tax and social contribution. We present below selected consolidated results in accordance with corporate law and in Reais (R$).

Net revenues in 3Q02 totaled R$ 1,976.2 million and gross profit returned was R$
975.7 million, with a gross margin of 49.4%. The operating profit for the period (including employee profit-sharing) totaled R$ 628.2 million, with an operating margin of 31.8%. The EBITDA for the period was R$ 675.9 and the EBITDA margin 34.2%. Pre-tax income was R$ 213.8 million (10.8% of net revenues). Income tax and social contribution totaled R$ 24.6 million, representing an effective tax rate of 11.5%. Net income for the period totaled R$ 187.8 million (9.5% of net revenues).

New Orders and Backlog

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Commercial Aviation Market
--------------------------

At the end of 3Q02, orders for commercial aircraft totaled 989, comprising a firm order backlog of commercial products with a balance of 402 aircraft to be delivered, which reflects a healthy demand for the Company's current models and new products. The total of options were 555 units resulting in a total of 1,544 aircraft ordered since the initiation of the ERJ jet family program.

ERJ 135/140/145 Jet Family

The family of 37, 44 and 50 seat regional jets comprises the ERJ 135/140/145 models respectively. The commonality ratio, of approximately 96%, between models, enables the same ground support equipment to be used by customers operating the aircraft, as well as the same pilot certification and standardized maintenance procedures, providing customers with significant operating and maintenance efficiencies.

The extra long-range version of the highly successful ERJ 145 regional jet family, ERJ 145 XR, was granted its certificate of airworthiness by the CTA-Centro Tecnico Aeroespacial (Aerospace Technical Center) on September 3, 2002. Federal Aviation Administration (FAA) certification for the aircraft was granted on October 22, 2002, for US operation.

The ERJ 145 XR has 99% commonality of structure, parts and systems with the other aircraft in the ERJ 145/135/140 family. It also features the latest improvements introduced to the ERJ 145/135/140 family as a result of the operational experience gained in more than four years of airline operations worldwide. Enhanced performance capability of the ERJ 145 XR includes a 2,000 nautical mile range, maximum takeoff weight of 53,130 pounds, and improved, twin Rolls-Royce AE3007A1E engines with an additional 7% of take-off thrust.

The launch customer of the ERJ 145 XR, ExpressJet Airlines (formerly Continental Express), already received 8 aircraft immediately after certification. ExpressJet will take delivery of the first 18 aircraft this year and will begin service with the new model in early November. ExpressJet holds a total of 104 firm orders and 100 purchase options for the ERJ 145 XR. Currently the carrier operates 30 ERJ 135 and 140 ERJ 145.

At the end of the 3rd quarter of 2002 the order backlog for the ERJ 135/140/145 family for the regional market totaled 877 firm orders, of which 587 have been delivered, and 353 options. These amounts include cancellations from an African customer, which occurred during this quarter.

The New Family of EMBRAER 170/190 Jets

The 70 seat capacity EMBRAER 170, and the 98 and 108 seat capacity EMBRAER 190 and 195 were launched in June of 1999. Also the 78 seat capacity EMBRAER 175 was officially launched on October 29, 2001 during the rollout ceremony of the EMBRAER 170.

Six pre-series EMBRAER 170 aircraft are taking part in an aggressive development and certification program. The first EMBRAER 170 recorded its maiden flight on February 19 of this year, only 32 months after the official launching of the EMBRAER 170/190 program in June of 1999. Less than five months later another four aircraft have made their maiden flights. The development and certification program is being developed using six test aircraft and two structural test rigs. Embraer envisions the

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[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

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certification of the aircraft by the end of 2Q03, followed by delivery of the first aircraft to the launch customer SWISS, from Switzerland.

Even before the maiden flight of the EMBRAER 170 prototype, Embraer had already accumulated 112 firm orders and 202 purchase options for this new jet family, ordered by important international airlines and leasing operators.

Corporate Aviation Market
-------------------------

The Legacy is a corporate jet developed based on the successful ERJ 135 regional jet platform. Launched on July 26, 2000 at the Farnborough Air Show in England, the Legacy is available in executive, corporate and authority transport versions. The Legacy received official certification from the CTA - Centro Tecnico Aeroespacial (Aerospace Technical Center) on December 10, 2001, on July 5, 2002 from the Joint Aviation Authorities (JAA) and on August 23, 2002 from the Federal Aviation Administration (FAA).

During 3Q02, Embraer received two new firm orders for the Legacy from two US customers.

The Corporate Aviation order backlog reached a total of 164 aircraft at September 30, 2002, consisting of 73 firm orders and 91 options, of which 10 aircraft have been delivered.

Aircraft Ordered during the Period:

--------------------------------------------------------------------------------
Firm
Orders                      3Q01        4Q01       1Q02        2Q02       3Q02
--------------------------------------------------------------------------------

Commercial
    ERJ 135/140              22           8          -          15          -
    ERJ 145                   1           -          -           7          -
    EMBRAER 170               2           -          -           -          -

Corporate & Defense
    Legacy/EMB 135           13          25          -           1          2

--------------------------------------------------------------------------------
Total                        38          33          -          23          2
--------------------------------------------------------------------------------

Defense Market
--------------

On June 24, 2002 the Brazilian Civil Aviation Authority issued Supplemental Type Certificates (STC) for the R-99A and R-99B aircraft manufactured by Embraer for the Brazilian Air Force (FAB). Both models are part of the Amazon Surveillance System (SIVAM) project.

One month after certification of these aircraft, Embraer delivered the first three aircraft that will be part of the Sivam, to FAB. The aircraft, two EMB 145 SA (AEW&C - Airborne Early Warning and Control) and one EMB 145 RS (Remote Sensing) models are part of a total order of eight aircraft to be delivered up to the third quarter of 2003 for the SIVAM Program, of which five will be EMB 145 SA and three will be EMB 145 RS type.

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

The aircraft from Embraer are a fundamental part of the SIVAM Program that will provide precision surveillance and monitoring of some 5.2 million square kilometers of the Amazon. The EMB 145 SA, dubbed the R 99-A by FAB, will be responsible for performing air surveillance missions and monitoring air traffic, even aircraft flying at very low altitudes. It is equipped with the state-of-the-art Ericsson Erieye Radar.

The EMB 145 RS, called the R 99-B by FAB, will perform data collection on the ground characteristics and this information will benefit the areas of bio mass analysis and exploitation, providing full monitoring of any ground and river movement within the Amazon. Its sophisticated array of sensors, including a modern SAR (Synthetic Aperture Radar), Multi-Spectral Scanner and Forward Looking Infra Red, allows for perfect and complete monitoring, even under the dense vegetation of the forest.

In addition to the surveillance aircraft, SIVAM will also employ the ALX turboprop, a lightweight training and attack aircraft. One of the advantages of the new model, based on the Tucano, is that, even without its own radar system, it can be monitored by the EMB 145 AEW&C and allows these turboprops to intercept unauthorized aircraft. The FAB has already ordered 76 Super Tucano aircraft, and has options to purchase an additional 33. Embraer will begin delivery of the ALX to FAB at the end of 2003.

Backlog
-------

The Embraer firm order backlog at the end of the 3rd Quarter of 2002 was US$ 9.6 billion, which together with options, reached US$ 22.6 billion. The following chart shows the order backlog at the end of each quarter:

                                [OBJECT OMITTED]

                                Firm orders in backlog
                                      US$ billion

                                  3Q01    4Q01    1Q02   2Q02   3Q02
--------------------------------------------------------------------
Firm order backlog                11.2    10.7    10.3   10.1    9.6
Options                           12.7    12.7    12.8   13.7   13.0
--------------------------------------------------------------------
Total                             23.9    23.4    23.1   23.8   22.6



Investor Relations

In 3Q02, the Embraer preferred stock depreciated by 13.3%, reaching a value per share of R$ 13.00 on September 30, 2002. During the same period the average daily volume traded on the Sao Paulo Stock Exchange (BOVESPA) was R$ 9.7 million. The common stock depreciated by 15.3% in the quarter, and closed the quarter with a value of R$ 11.75 per share and an average daily trading volume of R$ 2.2 million. In the same period the Ibovespa index fell by 22.6%.

The ADSs trading on the New York Stock Exchange (NYSE) fell by 37.8% during the quarter and were quoted at US$ 13.3 per ADS at the end of the quarter. The average

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

daily trading volume for the period totaled 315 thousand ADSs, equivalent to a financial volume of US$ 5.5 million. In the same period, the Dow Jones index fell by 17.9%

The Board of Directors of the company approved the distribution of interest on shareholders' equity for the 3rd quarter totaling R$ 66.3 million.

--------------------------------------------------------------------------------------------------------
      Dividends & Interest on          Date of             Total              Value per share in R$
       Shareholders' Equity                           (In thousands)
              In 2002                Distribution           R$              Common          Preferred
--------------------------------------------------------------------------------------------------------
Interest - 1st  Quarter                03/19/02            58,910          0.07777           0.08554
Interest - 2nd  Quarter                06/14/02            59,530          0.07859           0.08644
Interest - 3rd  Quarter                09/13/02            66,300          0.08740           0.09613
--------------------------------------------------------------------------------------------------------
TOTAL                                     -               184,740          0.24376           0.26811
--------------------------------------------------------------------------------------------------------

Recent Events

ERJ 145 XR Certification:
-------------------------

Please see new orders and Backlog - ERJ 135/140/145 Jet Family.

New ERJs to be Flown for Delta Connection on Florida Routes
-----------------------------------------------------------

On October 22, 2002, Embraer delivered to Chautauqua Airlines the first ERJ 145 aircraft from a firm order of 22 jets (fifteen ERJ 135s and seven ERJ 145s) ordered in June 2002. The event took place at Embraer's headquarters in Sao Jose dos Campos, Brazil. This delivery was a result of the agreement between Delta Air Lines and Chautauqua Airlines, in which Chautauqua will fly ERJs in Florida under the Delta Connection brand.

Financial Support for Sales
---------------------------

According to existing sales contracts, Embraer may have to repurchase a number of our aircraft. The price per aircraft of any required repurchase is less than the original purchase price of the aircraft. However, in some cases, the price per aircraft is higher than our current estimate of the market value of the relevant aircraft type in future years (based on internal and external aircraft valuations, including information developed from the sales of similar aircraft in the secondary market). If we are required to repurchase all of the relevant aircraft under our repurchase obligation, which covers the period from 2003 to 2007, we could be required to pay up to approximately US$500 million for these aircraft. Based on our current estimates and these third-party appraisals, we believe that we could sell most repurchased aircraft in the market for a price at least equal to the repurchase price.

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

At September 30, 2002, approximately 4.2% of our firm orders for regional jets, including aircraft that have already been delivered, were subject to trade-in options. These options provide that the repurchase price can be applied to the price of an upgraded model or any of our other aircraft. The repurchase price is determined in the manner discussed above for regional jets and as a percentage of original purchase price for our corporate jets. Based on the Company's current estimates and third-party appraisals, management believes that any potential aircraft accepted under trade-in could be sold in the market without material gain or loss.

The Company has also guaranteed directly or indirectly a minimum residual value for some of its aircraft, including aircraft that have already been delivered. These guarantees run in favor of certain customers or providers of financing to customers. In accordance with the Company policy and based on third-party appraisals, this guaranteed minimum residual value does not exceed the appraisal value of each aircraft delivered on the date of sale. The value of the guarantee typically ranges from 18% to 25% of the sales price in the 10th to 15th year after the year of delivery. In light of the volatility the of the airline industry and resulting impact on the credit risk of airlines and our current estimate of future market value of aircraft, the Company recorded a provision of US$3.4 million to cover its current estimated exposure of the financial guarantees related to the aircraft delivered through September 30, 2002. The Company may be required to add to this provision as we reassess our estimated exposure on a quarterly basis.

Faced with the current economic climate in the airline industry and a deterioration in the credit risks of airlines, Embraer has created two dedicated and specialized teams: one to manage its exposure under these various repurchase and guarantee obligations and the other to manage any repurchased aircraft and provide financial assistance to potential buyers of these aircraft.

Each of these specialized teams will operate under newly created subsidiaries. Embraer Spain Holding Co. SL - ESH was incorporated in Spain, which in turn formed ECC Investment Switzerland, AG and ECC Leasing Co., Ltd. ECC Investment then formed ECC Insurance and Financial Co. Ltd, a captive insurance company that insures Embraer's obligations under its repurchase, trade-in and residual guarantee obligations.


For additional information please contact:
Embraer - Empresa Brasileira de Aeronautica S/A

Anna Cecilia Bettencourt
(55 12) 3927 1216
acecilia@embraer.com.br
-----------------------

Gustavo Poppe
(55 12) 3927 1106
gustavo.poppe@embraer.com.br

Milene Petrelluzzi
(12) 3927 3054
milene.petrelluzzi@embraer.com.br
---------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
This document includes forward-looking statements or statements about events or circumstances which have not occurred. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business and our future financial performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: general economic, political and business conditions, both in Brazil and in our market; expectations of trends in the industry; our investment plans; our capacity to develop and deliver products on the previously agreed dates; and existing and future government regulations.

The words "believes," "may," "will," "estimates," "continues," "anticipates," "intends," "expects" and similar words are intended to identify forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. Our actual results could differ substantially from those anticipated in our forward-looking statements.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

                EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

                          CONSOLIDATED BALANCE SHEETS

                         (in thousands of U.S.dollars)

                                  A S S E T S

                                              as of June 30   as of September 30
                                            ------------------------------------
                                                   2002              2002
                                            ------------------------------------
                                                Unaudited         Unaudited

CURRENT ASSETS
  Cash and cash equivalents                       892,254          760,076
  Trade accounts receivable                       133,306          200,562
  Collateralized accounts receivable               17,266           21,853
  Inventories                                     991,739          946,325
  Deferred income tax assets                       82,122           80,280
  Other current assets                            179,455          191,586
                                            ------------------------------------
Total Current Assets                            2,296,142        2,200,682
                                            ------------------------------------
NONCURRENT ASSETS:
  Trade accounts receivable                        41,404           44,772
  Collateralized accounts receivable              293,619          289,119
  Customer and commercial financing                43,170           48,239
  Inventories                                      16,552           16,289
  Property, plant and equipment, net              411,716          436,790
  Investments                                       4,448            4,642
  Deferred income taxes                            84,271           62,105
  Other noncurrent assets                         154,031          264,873
                                            ------------------------------------
Total noncurrent assets                         1,049,211        1,166,829
                                            ------------------------------------
     TOTAL ASSETS                               3,345,353        3,367,511
                                            ------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

                EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A.

                          CONSOLIDATED BALANCE SHEETS

                         (in thousands of U.S.dollars)

LIABILITIES AND SHAREHOLDERS' EQUITY

                                              as of June 30   as of September 30
                                            ------------------------------------
                                                   2002              2002
                                            ------------------------------------
                                                Unaudited         Unaudited
CURRENT LIABILITIES
  Loans                                           317,165          246,779
  Capital lease obligation                          8,395            8,145
  Non recourse debt                                17,266           21,853
  Accounts payable to suppliers                   273,838          306,588
  Customer advances                               366,192          342,235
  Other accounts payable and accrued
     liabilities                                  250,996          262,975
  Taxes and social charges payable                164,696          141,431
  Accrued taxes on income                          17,468           25,294
  Accrued dividends                                19,006            7,281
                                            ------------------------------------
     Total Current Liabilities                  1,435,022        1,362,581
                                            ------------------------------------
LONG-TERM LIABILITIES
  Loans                                           215,441          296,129
  Capital lease obligation                          5,974            5,804
  Non recourse debt                               293,619          289,119
  Customer advances                                96,678          100,205
  Contribution from suppliers                     232,605          233,965
  Taxes and social charges payable                 16,904           11,868
  Other accounts payable and accrued
     liabilities                                   11,624            9,213
                                            ------------------------------------
     Total long-term liabilities                  872,845          946,303
                                            ------------------------------------

                                            ------------------------------------
MINORITY INTEREST                                   7,499            7,647
                                            ------------------------------------
SHAREHOLDERS' EQUITY:
  Statutory capital:
     Common                                       207,014          207,014
     Preferred                                    683,238          683,399
  Additional paid-in capital                        8,353            8,353
  Legal reserve                                    59,162           59,162
  Retained earnings (restricted)                   80,002          103,581
  Other accumulated comprehensive income           (7,782)         (10,529)
                                            ------------------------------------
  Total shareholders' equity                    1,029,987        1,050,980
                                            ------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    3,345,353        3,367,511
                                            ------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A
                 -----------------------------------------------

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

          In thousands of U.S. dollars, except share and per share data
          -------------------------------------------------------------

                                                            Three months ended on                 Nine months ended on
                                                                 September 30,                        September 30,
                                                       ---------------------------------------------------------------
                                                            2001             2002                2001             2002
                                                                  Unaudited                             Unaudited
GROSS SALES:
  Domestic market                                           16,559           11,930              46,636              44,873
  Foreign market                                           727,273          576,786           2,297,191           1,701,944
  Sales deductions                                            (429)          (8,116)            (34,033)            (19,204)
                                                       ---------------------------------------------------------------
NET SALES                                                  743,403          580,600           2,309,794           1,727,613
                                                       ---------------------------------------------------------------
Cost of sales and services                                (452,189)        (352,461)         (1,393,451)         (1,045,823)
                                                       ---------------------------------------------------------------
Gross Profit                                               291,214          228,139             916,343             681,790
                                                       ---------------------------------------------------------------
Operating expenses
  Selling expenses                                         (55,164)         (44,480)           (166,514)           (134,004)
  Research and development                                 (29,698)         (26,411)            (79,516)            (97,532)
  General and administrative                               (26,515)         (30,750)            (86,609)            (88,143)
  Employee profit sharing                                    2,526           (4,231)            (22,888)            (15,025)
  Stock compensation                                          --               --                (1,074)               --
  Other operating expense, net                              (7,722)         (11,417)            (21,911)            (20,234)
  Equity in income from affiliates                              18              193                 178                 280
                                                       ---------------------------------------------------------------
Income From Operations                                     174,659          111,043             538,009             327,132
                                                       ---------------------------------------------------------------
  Interest income, net                                      29,032           14,669              73,403              34,828
  Financial transaction loss, net                          (92,616)         (19,779)           (191,818)            (79,936)
  Other non-operating income (expense), net                   (344)            (319)             (3,995)               (873)
                                                       ---------------------------------------------------------------
Income Before Income Taxes                                 110,731          105,614             415,599             281,151
                                                       ---------------------------------------------------------------
Provision for income taxes                                 (55,193)         (64,727)           (180,793)           (135,118)
                                                       ---------------------------------------------------------------
Income Before Minority Interest                             55,538           40,887             234,806             146,033
                                                       ---------------------------------------------------------------
Minority interest                                             (967)            (286)             (1,307)               (850)
                                                       ---------------------------------------------------------------
Income Before Cumulative Effect
  of Accounting Change                                      54,571           40,601             233,499             145,183
                                                       ---------------------------------------------------------------
CUMULATIVE EFFECT OF ACCOUNTING CHANGE,
  NET OF TAX                                                  --               --                 5,440                --
                                                       ---------------------------------------------------------------
Net Income                                                  54,571           40,601             238,939             145,183
                                                       ---------------------------------------------------------------
  EARNINGS PER SHARE
    Basic
      Common                                                  0.08             0.05                0.39                0.20
      Preferred                                               0.09             0.06                0.42                0.22
    Diluted
      Common                                                  0.08             0.05                0.36                0.20
      Preferred                                               0.09             0.06                0.40                0.21
WEIGHT AVERAGE SHARES
  (thousands of shares)
    Basic
      Common                                               242,544          242,544             242,544             242,544
      Preferred                                            378,768          468,915             342,753             449,250
    Diluted
      Common                                               242,544          242,544             242,544             242,544
      Preferred                                            385,996          473,557             377,783             454,893


--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A
                 -----------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                          In thousands of U.S. dollars
                          ----------------------------

                                                                Three months ended on           Nine months ended on
                                                                     September 30,                   September 30,
                                                            ----------------------------------------------------------
                                                                2001            2002            2001             2002
Operating Activities                                                 Unaudited                          Unaudited
  Net Income                                                    54,571         40,601         238,939          145,183
  Adjustments to reconcile net
   income to net cash
    provided by (used in) operating activities:
    Depredation and amortization                                11,515         14,135          31,798           40,676
    Provision for doubtful accounts                              2,467           (192)          3,151            1,108
    Provision for inventorv obsolescence                         2,034         15,288          14,244            5,994
    Deffered income and social contribution tax                 19,054         24,009          57,034           41,511
    Cumulative effect of accounting change                      (5,440)          --            (5,440)            --
    Gain/loss on the disposition of assets                        (576)           368            (175)           3,685
    Stock compensation                                            --             --             1,074             --
    Equity in income from affiliates                               (18)          (193)           (178)            (280)
    Accrued interest recorded in loans                           8,661          8,228          23,195           38,822
    Minority interests                                             967            286           1,307              850
    Other                                                        7,144         (2,747)          5,711           (8,671)

  Changes in assets and liabilities
    Trade accounts receivable                                 (365,099)       (70,432)       (537,101)         386,380
    Inventories                                               (128,141)        30,389        (355,225)          69,187
    Other assets                                                (8,922)       (89,170)         (7,387)        (172,604)
    Accounts payable to suppliers                               (7,954)        32,750         188,083           40,995
    Other accounts payable and accrued liabilities             (21,359)        10,090         (18,523)         (35,312)
    Accrued taxes on income                                    (14,653)         7,826          (8,157)         (23,084)
    Customers advances                                           6,257        (20,430)         77,111          (49,420)
    Contribution from suppliers                                  6,883          1,360          14,509           90,350
    Taxes and social charges payable                               (30)       (20,129)          5,374           11,513
    Minority Participation                                        (166)          (137)         (1,603)          (1,372)
                                                             ---------        -------       ---------          -------
Net cash provided by (used in) operating activities           (432,805)       (18,100)       (272,259)         585,511

Investing Activities
  Purchase of property, plant and equipment                    (43,873)       (39,639)       (115,444)        (115,075)
  Proceeds from the sale of property, plant and equipment          136             63             521              405
  Proceeds from the sale of minority interest of subsidiary          5           --              --               --
  Customer and commercial financing - net additions              1,078         (5,069)          4,853          (19,567)
  Guaranteed deposits and compulsory loans                     (19,183)       (33,891)        (32,341)         (37,370)
                                                             ---------        -------       ---------          -------
Net cash used in investing activities                          (61,837)       (78,536)       (142,411)        (171,607)

Financing Activities
  Repayment of loans                                          (235,728)      (171,773)       (909,846)        (764,181)
  Proceeds from borrowings                                     423,846        174,691       1,187,979          500,613
  Proceeds from the issuance of shares                            --              161           1,323              514
  Dividends paid                                               (71,252)       (28,747)       (160,935)        (121,436)
  Payments of refinanced taxes                                     (83)        (8,172)         (1,476)         (11,882)
  Payments of debentures                                          --             --            (1,554)            --
  Payments on capital lease obligations                         (2,008)        (1,702)         (6,244)          (6,758)
                                                             ---------        -------       ---------          -------
Net cash provided (used) by financing activities               114,775        (35,542)        109,247         (403,130)
                                                             ---------        -------       ---------          -------

Net increase (decrease)  in cash and equivalents              (379,867)      (132,178)       (305,422)          10,774

Cash and cash equivalents at beginning of period             1,263,676        892,254       1,189,231          749,302
                                                             ---------        -------       ---------          -------
Cash and cash equivalents at end of period                     883,809        760,076         883,809          760,076
                                                             =========        =======       =========          =======

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S.A
                 -----------------------------------------------

                        BACKLOG AS OF SEPTEMBER 30, 2002
                        --------------------------------

- ERJ 145:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
Air Caraibes                       Guadalupe          2            0           2            0
----------------------------------------------------------------------------------------------------
Air Moldova                        Moldavia           0            2           0            0
----------------------------------------------------------------------------------------------------
Alitalia                           Italy              14           7           9            5
----------------------------------------------------------------------------------------------------
American Eagle                     USA                56          17           56           0
----------------------------------------------------------------------------------------------------
Axon Airlines                      Greece             3            0           3            0
----------------------------------------------------------------------------------------------------
British Midland                    UK                 11           5           9            2
----------------------------------------------------------------------------------------------------
British Regional                   UK                 23           3           23           0
----------------------------------------------------------------------------------------------------
Brymon                             UK                 7           14           7            0
----------------------------------------------------------------------------------------------------
Cirrus                             Germany            1            0           1            0
----------------------------------------------------------------------------------------------------
Continental Express                USA               245          100         141          104
----------------------------------------------------------------------------------------------------
Swiss                              Switzerland        25          15           25           0
----------------------------------------------------------------------------------------------------
ERA                                Spain              2            0           2            0
----------------------------------------------------------------------------------------------------
KLM Exel                           Netherlands        2            2           2            0
----------------------------------------------------------------------------------------------------
LOT                                Poland             16           0           14           2
----------------------------------------------------------------------------------------------------
Luxair                             Luxembourg         9            2           9            0
----------------------------------------------------------------------------------------------------
Mesa                               USA                36          45           32           4
----------------------------------------------------------------------------------------------------
Portugalia                         Portugal           8            0           8            0
----------------------------------------------------------------------------------------------------
Proteus                            France             18           8           11           7
----------------------------------------------------------------------------------------------------
Regional Airlines                  France             17           0           14           3
----------------------------------------------------------------------------------------------------
Rheintalflug                       Austria            4            4           3            1
----------------------------------------------------------------------------------------------------
Rio-Sul                            Brazil             16           0           16           0
----------------------------------------------------------------------------------------------------
Sichuan Airlines                   China              5            0           5            0
----------------------------------------------------------------------------------------------------
Skyways AB                         Sweden             4           11           4            0
----------------------------------------------------------------------------------------------------
Trans States                       USA                12           0           12           0
----------------------------------------------------------------------------------------------------
Wexford                            USA                45          67           38           7
----------------------------------------------------------------------------------------------------
Total                                                581          302         446          135
----------------------------------------------------------------------------------------------------


- ERJ 135:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
American Eagle                     USA                40           0           40           0
----------------------------------------------------------------------------------------------------
British Midland                    UK                 4            0           2            2
----------------------------------------------------------------------------------------------------
City Air                           Sweden             2            1           2            0
----------------------------------------------------------------------------------------------------
Continental Express                USA                30           0           30           0
----------------------------------------------------------------------------------------------------
Pan Europeenne                     France             1            0           1            0
----------------------------------------------------------------------------------------------------
Proteus                            France             6            0           6            0
----------------------------------------------------------------------------------------------------
Regional Airlines                  France             3            0           3            0
----------------------------------------------------------------------------------------------------
Regional Air Lines                 Morocco            1            5           0            1
----------------------------------------------------------------------------------------------------
SA Airlink                         South Africa       20           0           5           15
----------------------------------------------------------------------------------------------------
Wexford                            USA                15           0           0           15
----------------------------------------------------------------------------------------------------
TOTAL                                                122           6           89          33
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[EMBRAER LOGO]                      3rd Quarter 2002 Earnings Release - US GAAP

--------------------------------------------------------------------------------

- ERJ 140:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
American Eagle                     USA               139          25           37          102
----------------------------------------------------------------------------------------------------
Midwest Express                    USA                20          20           0           20
----------------------------------------------------------------------------------------------------
Wexford                            USA                15           0           15           0
----------------------------------------------------------------------------------------------------
TOTAL                                                174          45           52          122
----------------------------------------------------------------------------------------------------

- EMBRAER 170:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
Swiss                              Switzerland        30          50           0           30
----------------------------------------------------------------------------------------------------
GECAS                              USA                50          78           0           50
----------------------------------------------------------------------------------------------------
Air Caraibes                       Guadalupe          2            2           0            2
----------------------------------------------------------------------------------------------------
Total                                                 82          130          0           82
----------------------------------------------------------------------------------------------------

- EMBRAER 195:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
Swiss                              Switzerland        30          50           0           30
----------------------------------------------------------------------------------------------------
GECAS                              USA                0           22           0            0
----------------------------------------------------------------------------------------------------
Total                                                 30          72           0           30
----------------------------------------------------------------------------------------------------

Legacy Executive:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
SWIFT                              USA                24          25           0           24
----------------------------------------------------------------------------------------------------
Undisclosed                        USA                17          10           3           14
----------------------------------------------------------------------------------------------------
TOTAL                                                 41          35           3           38
----------------------------------------------------------------------------------------------------

Legacy Shuttle & EMB 135 -  Corporate Market:
----------------------------------------------------------------------------------------------------

             Customer                 Country        Firm       Option     Deliveries  Firm Order
                                                                                         Backlog

----------------------------------------------------------------------------------------------------
Undisclosed                        USA                6            6           6            0
----------------------------------------------------------------------------------------------------
Conoco                             USA                1            0           1            0
----------------------------------------------------------------------------------------------------
Indigo                             USA                25          50           0           25
----------------------------------------------------------------------------------------------------
TOTAL                                                 32          56           7           25
----------------------------------------------------------------------------------------------------

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